Carol Chen
                                8051 Bowcock Road
                          Richmond, B.C. Canada V6Y 1C1



                                 October 29, 1996



Board of Directors
NONA MORELLI'S II INC.
2 Park Plaza, Suite 470
Irvine, California  92614

Gentlemen:

     I hereby resign as Director of Nona Morelli's II, Inc. (the "Company") to be effective as of the date hereof.

     My resignation is not because of any disagreement with management of the Company relating to the Company's operations, policies or practices but, rather, due to personal demands and my wish to pursue certain other opportunities.

Sincerely,



/s/  Carol Chen
   -------------------------------------
     Carol Chen